EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Lightyear Network Solutions, Inc. on Form S-8 (File No. 333-169678) of our report dated April 1, 2013, with respect to our audits of the consolidated financial statements of Lightyear Network Solutions, Inc. and Subsidiaries as of December 31, 2012 and 2011 and for the years then ended, which report is included in this Annual Report on Form 10-K of Lightyear Network Solutions, Inc. for the year ended December 31, 2012.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 1, 2013